Exhibit 99.37

Sangui BioTech International, Inc.
1393 North Bennett Circle
Farmington, Utah 84025

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Medicoforum starts entering certification process of Sangui's Hemospray wound spray

Witten and Hanover, July 3, 2006 - Medicoforum GmbH of Hanover, Germany, on a European scale active in medical products marketing and distribution has now successfully accomplished the preparatory phase of the certification process of Sangui's HEMO2SPRAY wound spray. According to the findings of the first phase, HEMO2SPRAY qualifies for a CE medical product certification. Medicoforum is now starting to enter the actual certification process.

Moreover, Medicoforum identified promising market potential for the product in Europe and the US.  Large medical products companies active in the field of advanced wound management have shown significant interest in entering a marketing and distribution cooperation.

As had been announced in November, 2005, Medicoforum and SanguiBioTech GmbH cooperate under a contractual agreement, according to which Sangui has granted Medicoforum all pertinent rights for the certification on an exclusive basis. Medicoforum will bear all related cost. Both partners now intend to agree upon a subsequent sales and supply contract, which is aimed at the EU member states and additional territories.

Sangui's HEMO2SPRAY wound spray aims at healing chronic wounds. One of the characteristics of chronic wounds is a significant oxygen deficiency. HEMO2SPRAY, therefore, applies hemoglobin based artificial oxygen carriers to the wound bed, which then provide the cells with an additional and bio-compatible oxygen supply. The thin hemoglobin layer acts as a diffusion amplifier (micro-lung). Test treatments have shown significant effects: wounds that had been static for several months in spite of a range of conventional treatments healed completely within weeks. The bio-compatibility of this innovative technology results in a considerable improvement of oxygen supply to the wound.

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI).

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information.  These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.

Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.